EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2022 (the “Effective Date”), by and between TOI Management, LLC, a Delaware limited liability company (the “Company”), and Mihir Shah (the “Executive”). The Company and the Executive may be referred to together as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 21.
RECITALS:
WHEREAS, the Company desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to be employed by the Company in such capacity for the period and on the terms and conditions set forth herein; and
WHEREAS, the Executive is individually represented in negotiating the terms of this Agreement, including the venue, forum and choice of law provisions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and incorporating the recitals set forth above, the Parties, intending to become legally bound, hereby covenant and agree as follows:
1.Employment Period. The Company hereby agrees to employ the Executive as the Chief Financial Officer of the Company, and the Executive, in such capacity, agrees to provide services to the Company for the period beginning on the Effective Date and, unless terminated earlier in accordance with Section 5 of this Agreement, ending on the third (3rd) anniversary thereof (the “Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for successive additional terms of one (1) year (each a “Renewal Term” and, together with the Initial Term, the “Employment Period”), unless notice of nonrenewal is given in writing by either Party to the other Party at least sixty (60) days prior to the expiration of the Initial Term or any successive Renewal Term.
2.Position; Performance of Duties. During the Employment Period Executive will serve in the capacity of the Chief Financial Officer of the Company and perform the duties consistent with such position and such other positions as may reasonably be assigned to the Executive by the Chief Executive Officer of the Company (the “CEO”) and/or the Board of Directors of the Company (the “Board”), or such other Person that the CEO and/or the Board will designate, including any such positions at any direct and indirect subsidiaries of the Company. The Executive agrees that, during the Employment Period, while the Executive is employed by the Company, the Executive shall devote the Executive’s full time, energies and talents exclusively to, and provide the Executive’s efforts in a prudent manner consistent with such position, diligently and conscientiously in discharging, the Executive’s duties, promote the interests of the Company honestly, diligently and in a professional manner. The Executive shall observe and comply with all applicable (i) rules, regulations, policies, and procedures established by the Company and provided to the Executive from time to time and (ii) laws, rules, and regulations imposed by any governmental or regulatory authorities from time to time. In such capacity, the Executive shall have such authority and responsibilities that are consistent with the role of Chief Financial Officer, and as shall be delegated to him or her by the Board, CEO, or such other Person that the CEO or the Board will designate. In such capacity, the Executive shall report directly to the CEO, or such other Person that the CEO will designate. Subject to Section 4(b), during the Employment Period, the Executive shall not, without prior written consent from the Board, serve as or be a consultant to, or employee, officer, agent, representative, manager, or director of, any Person. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any of the duties or services under this Agreement include the provision of medical care or related patient care services, including the practice of medicine; it being the sole intention of the Parties that the services to be rendered under this Agreement to the Company by the Executive are for the purpose of providing non-clinical administrative and management services.
3.Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Executive shall be
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compensated by the Company for all of the Executive’s services to the Company and its subsidiaries as follows:
(a)The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, a rate of base salary equal to four hundred and five thousand dollars ($405,000) (the “Base Salary”), payable in substantially equal monthly or more frequent installments in accordance with the Company’s general payroll practices and subject to normal and applicable tax withholding and other authorized, required and mandatory deductions, as well as voluntary deductions to the extent agreed to by the Executive in writing. During the Employment Period, the Executive’s Base Salary shall reviewed by the Board on or before each anniversary of the Effective Date to determine whether an adjustment in the Executive’s rate of compensation is appropriate, with such adjustment, if any, to be determined by the Board at its sole and absolute discretion.
(b)The Executive will be eligible to receive an annual bonus payment up to forty percent (40%) of the Executive’s then-current Base Salary based on the achievement of mutually agreed performance objectives determined in accordance with the Company’s annual budget, (the “Bonus”); provided, that (i) the achievement of such Bonus shall be determined by the Board in its good faith discretion, and (ii) any Bonus payable for the Executive’s first calendar year with the Company will be pro-rated based on the Effective Date of this Agreement. Any Bonus payable pursuant to this Section 3(b) shall be paid to the Executive within thirty (30) days of receipt of a financial audit of the Company with respect to the annual period related to such Bonus (the “Bonus Year”); provided, that in no event shall any Bonus due and payable pursuant to this Section 3(b) be paid before January 1 or after December 31 in the year immediately succeeding the Bonus Year.
(c)The Executive shall be entitled to participate in employee and executive benefit plans or programs maintained by the Company for which similarly situated employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.
(d)The Executive shall be entitled to four weeks of paid time off per fiscal year, and such holidays in accordance with the Company’s applicable policies and procedures. All vacation time shall be taken upon reasonable advance notice to Human Resources and at such time and manner as shall be mutually satisfactory to Company and Executive but subject always to the reasonable demands of the Company. Any unused vacation time shall be paid out to the Executive in accordance with the Company’s regular policies and upon termination of employment for any reason.
4.Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Company’s Business (as defined in Section 21(b) below); (ii) the Executive’s work for the Company has brought and will bring the Executive into close contact with Confidential Information (as defined in paragraph (a)(i) immediately below) of the Company and its direct and indirect subsidiaries (collectively, and together with their respective predecessors and successors, the “Company Group”) and each of their respective customers, vendors, suppliers, employees, and independent contractors; (iii) the agreements and covenants contained in this Section 4 are essential to protect the business interests of each member of the Company Group and their respective Affiliates; and (iv) the Company would not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
(a)Confidential Information.
(i)Except as set forth below in Section 4(a)(ii), the Executive agrees to keep confidential and not disclose, directly or indirectly, to any Person or use in any way (other than for the benefit of the Company Group), both during the Employment Period and thirty-six (36) months after the Executive’s employment with the Company terminates (the “Non-Disclosure Period”), all Confidential Information concerning any member of the Company Group or any of their respective Affiliates, that was acquired by, or disclosed to, or developed on behalf of the Company by, the Executive during the course of the Executive’s employment with the Company or any of its Affiliates. For purposes of this Agreement, “Confidential Information” means, any written or oral proprietary or non-public information of any member of the Company Group or any of their respective Affiliates, including information relating to corporate or organizational documents, contracts, employees, independent contractors, customers,

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suppliers, sales, promotional, marketing, sales programs, credit history, repayment history, financial information, financial statements, costs, operations, trade secrets, know-how, research and development, software, databases, inventions, processes, technology, sales, pricing, vendors, compensation, marketing, advertising, promotions, product lines, alliances, financial data, plans, prospects, and government and regulatory activities, whether past, current or planned. “Confidential Information” does not include information that: (A) was, is now, or becomes generally available and known to the public or participants in the Company’s industry (but, in each case, not as a result of a breach of any duty of confidentiality by which the Executive or the disclosing party is bound); (B) is disclosed by the Company to any Person without a duty of confidentiality prior to disclosure to the Executive; or (C) is independently developed by the Executive without any reference to, or any use of, any Confidential Information and as provided in paragraph (c) below, not in connection with the Executive’s performance of legitimate business purposes on behalf of the Company with respect to the Executive’s employment with the Company. As to Confidential Information that constitutes a trade secret, the restrictions in this Section 4(a)(i) shall last for as long as the item qualifies as a trade secret under federal or state law. As to Confidential Information that does not constitute a trade secret, the restrictions in this Section 4(a)(i) shall last for so long as the Confidential Information remains confidential, unless applicable law requires a shorter duration and, if that is the case, the restrictions shall last during the Employment Period and for thirty-six (36) months after the Executive’s employment with the Company terminates.
(ii)Notwithstanding anything to the contrary set forth in Section 4(a)(i), the Executive may disclose Confidential Information to any Person (A) if, upon the opinion of the Executive’s counsel, such Confidential Information is required to be disclosed by applicable law, regulation or legal process, (B) in the ordinary course of the Company’s business as a proper part of the Executive’s employment in connection with communications with customers, vendors, suppliers, and other proper parties; provided, that it is for a proper purpose for the benefit of any member of the Company Group, and/or (C) to enforce the Executive’s rights under this Agreement or any other agreement between the Company or any of its Affiliates and the Executive or any of the Executive’s Affiliates. If the Executive is required to disclose any Confidential Information pursuant to Section 4(a)(ii)(A), the Executive shall give the Company prompt notice so that the applicable member of the Company Group may seek a protective order or other appropriate remedy and/or waive compliance with Section 4(a) and, in the event such protective order or other remedy is not obtained, or that the applicable member of the Company Group waives compliance with Section 4(a), the Executive shall (1) use commercially reasonable efforts to cooperate with, and assist, the applicable member of the Company Group in connection therewith, at the applicable member of the Company Group’s sole cost and expense, (2) disclose only that portion of the Confidential Information which is legally required to be disclosed, and (3) seek to obtain confidential treatment, at the applicable member of the Company Group’s sole cost and expense, for such Confidential Information.
(iii)Notwithstanding anything to the contrary set forth in Section 4(a)(i) or Section 4(a)(ii), the Executive understands that nothing contained in this Agreement limits or otherwise prohibits Executive’s ability to file a charge or complaint with the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state or local governmental agency or commission (the “Government Agencies”), or to make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive further understands that this Agreement does not limit Executive’s ability to communicate with any of the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
(iv)Pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive understands that Executive has the right to

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provide trade secret information to Executive’s attorney and use the trade secret information in the court proceeding, although Executive must file any document containing the trade secret under seal and Executive may not disclose the trade secret, except pursuant to court order.
(b)Non-Competition; Non-Solicitation.
(i)Subject to Section 4(b)(iii), the Executive agrees that, for the Employment Period, i.e., the period commencing on the Effective Date and ending on the date on which the Executive’s employment with the Company is terminated for any reason (such period also shall be referred to as the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or in association with others, or as a partner, officer, director, employee, consultant, agent, independent contractor, lender, member, manager or equity holder, or on behalf, of any Person, engage in the Business or any business activity that is in competition with the Business of any member of the Company Group within the Restricted Territory.
(ii)The Executive agrees that, for the period commencing on the Effective Date and ending twenty four (24) months after the date on which the Executive’s employment with the Company is terminated for any reason (such period shall be referred to as the “Non-Solicitation Period”), the Executive shall not directly or indirectly, in any capacity, either alone, separately or in association with, or on behalf of, any other Person solicit for employment or any business relationship any current or former employee or independent contractor of any member of the Company Group who was employed or engaged by the Company within six (6) months of the solicitation and with whom Executive has had material personal contact, supervised or managed, or otherwise possesses Confidential Information or the Company’s goodwill; provided, however, that a general solicitation or advertisement of employment conducted by or on behalf of the Executive or any of the Executive’s Affiliates in newspapers, trade journals, the Internet, through recruiters or by any similar means, in each case, not specifically directed at any of the Company Group’s employees or independent contractors shall not, in and of itself, be deemed a breach of this subsection (ii).
(iii)Notwithstanding the restrictions set forth in Section 2 and/or Section 4(b)(i), nothing contained in Section 4(b) shall be deemed to prohibit the Executive during the Non-Competition Period from (A) being a passive owner of less than five percent (5%) of any class or series of outstanding securities of publicly traded securities of any entity or (B) volunteering in any capacity with any civic, educational or charitable organization, or any trade association, in each case without seeking or obtaining approval by the Company or the Board; provided, that in each case such activities and services do not materially interfere or conflict with the performance of the Executive’s duties hereunder or violate any of the Restrictive Covenants.
(c)Proprietary Rights. The Executive acknowledges and agrees that all right, title and interest in all developments, including inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or contemplated Business of any member of the Company Group that, alone or jointly with others, the Executive has already or may in the future during the Employment Period conceive, create, make, develop, reduce to practice or acquire (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to all such Developments, and such Developments shall not be used by the Executive in any way adverse to any member of the Company Group’s interests. All items related to the Developments, including memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive, or made available to the Executive, during the Employment Period concerning the Business or planned business of any member of the Company Group shall be the property of the Company, and shall be delivered to the Company promptly upon the earlier of the Company’s request or the termination of this Agreement. The Executive shall not deliver, reproduce or in any way allow such documents or Developments to be delivered or used by any third party without the prior written approval of the Board. The Executive will promptly disclose all Developments to the Company and, at the Company’s expense, perform all reasonable actions requested by the Company (whether during or after employment) to establish and confirm such ownership

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(including assignments, consents, powers of attorney and other instruments). Pursuant to California Labor Code 2870, the foregoing provisions regarding the assignment of Developments to the Company does not apply to a Development for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates at the time of conception or use (A) to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from or is the product of any work performed by the Executive for the Company in the scope of the Executive’s efforts on behalf of the Company.
(d)Non-Disparagement. Except in order to comply with law, regulation or legal process, or to enforce (or defend) the Executive’s rights hereunder or any other agreement with any member of the Company Group or as described in Section 4(a)(iii) or Section 4(a)(iv), the Executive agrees not to make any public disparaging or negative remarks, whether oral or written, with respect to any member of the Company Group or any of their respective equity holders, officers, directors, managers, and/or employees.
(e)Remedies. If the Executive breaches any of the provisions contained in Section 4(a), Section 4(b), Section 4(c), or Section 4(d) (the “Restrictive Covenants”), the Company shall have the remedies set forth below, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The provisions of this Section 4 are intended to be for the benefit of each member of the Company Group and their respective Affiliates (for enforcement purposes only with respect to such Affiliates), each of which Person may enforce such provisions and each of which is an express third party beneficiary of such provisions and this Agreement generally. The Executive acknowledges and agrees that money damages would be an inadequate remedy for any breach of any of the Restrictive Covenants, and, in the event of a violation or a breach or threatened breach of any of the Restrictive Covenants, the Company may have no adequate remedy at law, and the Company, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance, or to enforce each such provision by temporary or permanent injunction or mandatory relief, obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.
(f)Severability. If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portion(s). Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the scope of the activity restricted, the duration of such provision or the area covered thereby, the Parties agree that the court making such determination (or the Parties together themselves) shall have the power to reduce the scope of activity restricted, the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.
(g)Enforceability. The Executive acknowledges that the restrictions and duration of the obligations set forth in this Section 4 (i) are reasonable and no broader than necessary to protect the legitimate business interests of the Company Group and the goodwill thereof and (ii) do not and will not impose an unreasonable burden upon the Executive. The Company and the Executive agree that if, at the time of enforcement of any of the provisions of this Section 4, a court holds that any restriction stated herein is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the otherwise applicable period, scope or area. Subject to Section 4(b)(iii), in the event of any breach or violation by the Executive of any of the provisions of Section 4(a), Section 4(b)(i) or Section 4(b)(ii), the running of the Non-Disclosure Period, Non-Competition Period, or Non-Solicitation Period, as the case may be, shall be tolled during the continuation of any breach or violation by the Executive.
5.Termination and Compensation Due Upon Termination. The Employment Period shall continue until terminated in accordance with one of Section 5(a) through Section 5(f).
(a)Termination Without Cause. The Company shall have the right to terminate the Executive’s employment at any time during the Employment Period without Cause. If the Company

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terminates the Executive’s employment under this Agreement without Cause, the Company shall pay the Executive any compensation and benefits the Company owes to the Executive through the date of termination, in each case, as applicable, pursuant to and in accordance with Section 3 (collectively, the “Accrued Compensation and Benefits”). Additionally, conditioned upon the Executive’s voluntary execution of the Release of Claims Agreement in substantially the form of Exhibit A attached hereto, which Release of Claims Agreement shall be subject to modification only to the extent necessary to comply with changes in applicable law, if any, occurring after the Effective Date and prior to the date such Release of Claims Agreement is executed or by mutual agreement (the “Release”) (which must become effective on or prior to the sixtieth (60th) day following such termination), the Company shall pay to or on behalf of the Executive (i) the Executive’s Base Salary at the time of such termination for three (3) months thereafter (the “Severance Period”), plus (ii) subject to applicable law, payment or reimbursement of all premiums for medical benefits elected by the Executive pursuant to the continuation of medical coverage under Section 4980B of the Code (as defined below) and Sections 601 through 608, inclusive, of the Employee Retirement Income Security Act of 1974 (“ERISA”), which amounts shall be deemed to be taxable income to the Executive, during the Severance Period (collectively, the payments described in Section 5(a)(i) and Section 5(a)(ii) shall be referred to as the “Severance Payments”). Severance Payments required to be paid pursuant to (A) Section 5(a)(i) shall be paid during the Severance Period in accordance with Section 3(a) and (B) Section 5(a)(ii) shall be paid or reimbursed as when due or incurred by the Executive during the Severance Period in accordance with Section 3, as applicable. Notwithstanding anything in this Section 5(a), the Severance Payments shall be paid to the Executive, in accordance with the Company’s payroll policy, beginning on the payroll date which next occurs after the sixty first (61st) day following such termination; provided, that the Release is timely executed and delivered to the Company (and becomes effective) within such sixty (60) day period. All Severance Payments due from the date of termination of employment to the sixty first (61st) day following such termination shall be paid on the first payroll date of the Company following such period. If the Executive does not voluntarily execute the Release and the Release does not become effective within sixty (60) days of delivery of the Release by the Company to the Executive, the Executive shall not be entitled to the Severance Payments.
(b)Resignation with Good Reason. The Executive shall have the right to terminate the Executive’s employment with the Company during the Employment Period for Good Reason upon thirty (30) days’ written notice to the Company and the Board; provided, that such notice provides a reasonably detailed explanation of the event or circumstance that constitutes Good Reason and such event or circumstance remains uncured (if curable) for ten (10) days after the Company and the Board have received such written notice. If the Executive terminates the Executive’s employment with the Company for Good Reason during the Employment Period, the Executive will be entitled to all payments and benefits as if the Executive had been terminated without Cause pursuant to, and in accordance with, the terms and conditions set forth in Section 5(a) (including the Executive’s voluntary execution of the Release). The Executive’s right to receive the Severance Payments in connection with the termination of the Executive’s employment for Good Reason for any particular event or circumstance shall cease to exist solely with respect to such event or circumstance if the Executive fails to provide written notice to the Company and the Board of such event or circumstance within thirty (30) days after the Executive has actual knowledge of the occurrence or existence thereof.
(c)Voluntary Resignation without Good Reason. The Executive may terminate the Executive’s employment with the Company for any reason (or no reason at all), other than Good Reason, at any time during the Employment Period by giving the Company sixty (60) days’ prior written notice of the Executive’s voluntary resignation; provided, however, that the Company may elect to waive all or any part of such notice period and/or that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. The Company shall have no obligation to make any other payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive’s employment) for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation (other than for Good Reason), other than any Accrued Compensation and Benefits.
(d)Termination for Cause. The Company shall have the right to terminate the Executive’s employment at any time during the Employment Period for Cause; provided, that the Company has delivered written notice to the Executive of a reasonably detailed explanation of the event

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or circumstance that constitutes Cause and such event or circumstance remains uncured (if curable) for ten (10) business days after the Executive has received such written notice. If the Executive’s employment with the Company is terminated for Cause, the Company shall have no obligation to make any payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive’s employment) for periods after the Executive’s employment with the Company is terminated on account of the Executive’s termination for Cause, other than any Accrued Compensation and Benefits. Any event or circumstance that constitutes Cause will be presumed to be curable, unless such event or circumstance arises from, relates to, or is in connection with any of clauses (i), (iii), (iv) (v), (vi), (vii) (viii) or (ix) in the definition of Cause.
(e)Disability. If, during the Employment Period, the Executive is unable to perform, with or without reasonable accommodation, the Executive’s essential job functions pursuant to and in accordance with this Agreement due to any physical or mental disability which exists for a period of one hundred eighty (180) days in any twelve (12) consecutive month period during the Employment Period, the Company shall have the right to terminate the Executive’s employment hereunder by giving not less than thirty (30) days’ prior written notice to the Executive, at the end of which time the Executive’s employment shall be terminated. Upon expiration of such thirty (30) day period, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive’s employment) for periods after the date the Executive’s employment with the Company terminates on account of disability, other than any Accrued Compensation and Benefits. For purposes of this Section 5(e), determination of whether the Executive is disabled shall be determined in accordance with the Company’s long term disability plan (if any) and applicable law (if the Company does not have a long term disability plan).
(f)Death. If the Executive’s employment hereunder is terminated by reason of the Executive’s death, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 (or otherwise in respect of the Executive’s employment) for periods after the date of the Executive’s death, other than any Accrued Compensation and Benefits.
(g)Duty to Mitigate. If, as of the time of termination of this Agreement, the Executive is indebted to the Company or any of its subsidiaries in any manner whatsoever, evidenced by a written instrument, the Company shall have the right to reduce the amount due to the Executive by such outstanding indebtedness, to the extent consistent with applicable law including without limitation Section 409A of the Code (as later defined); provided, that if, after having reduced the remaining amount due to Executive to zero (or the minimal amount permissible under applicable law), any amount remains due and payable by the Executive to the Company, such amount will remain due to the Company by the Executive.
6. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns without further action or consent by the Executive; provided, however, that the Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring Person.
7.Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of the Executive’s creditors, other than pursuant to law, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon the Executive’s death.
8.Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive.
9.Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) one (1) Business Day after being delivered by hand, (b) five (5) Business Days after being mailed first class or certified with postage paid, (c) one (1) Business Day after being couriered by overnight receipted courier service, or (d) one (1) Business Day if sent by email, in each case to the Parties at the following addresses:

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(a) to the Executive addressed as follows: Mihir Shah ______________________________ ______________________________ E-Mail: _______________________
(b) to the Company addressed as follows: TOI Management, LLC 18000 Studebaker Road, #800 Cerritos, CA 90703 Attention: General Counsel

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party.
10.Amendment. This Agreement may only be amended or canceled by mutual agreement of the Parties in writing, and, except as expressly provided in this Agreement, no Person, other than the Parties (and the Executive’s estate upon the Executive’s death), shall have any rights under or interest in this Agreement or the subject matter hereof. The Parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither Party shall assert the same.
11.Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (.PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that facsimile or electronically transmitted signature pages of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page.
12.Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Other than in connection with Section 4 (which shall be governed by the severability clause therein) upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
13.Governing Law and Venue. The Parties, each represented by legal counsel in drafting and negotiating this Agreement and provision, agree that California law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, such legal action shall be commenced only in a State or Federal court of competent jurisdiction located in Orange County, California. Any litigation commenced other than in Orange County, California, shall be subject to being dismissed, stayed or having venue transferred to Orange County, California, at the option of the Party not commencing said litigation. The Parties further waive all objections and defenses to litigation being conducted in Orange County, California, based upon venue or under the doctrine of forum non conveniens.
14.Assignments. The services provided hereunder by Executive are personal and may not be assigned by him without the prior consent of the Company. This Agreement may be assigned by the Company without the consent of the Executive.
15.Effect of Termination. All of the provisions of this Agreement shall survive termination of this Agreement in accordance with their respective terms. Any termination of the Executive’s employment with the Company shall automatically be deemed to be the simultaneous resignation of all

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other positions and titles, and directorships (or similar position), the Executive holds with the Company and/or any of its direct and indirect subsidiaries.
16.Entire Agreement. This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding between the Company, on the one hand, and the Executive, on the other hand, relating to the subject matter herein and merges all prior discussions between the Parties, including any and all statements made by any officer, director, manager, employee, equity holder or representative of any member of the Company Group or any of their respective Affiliates. The Executive understands and acknowledges that, except as set forth in this Agreement and the agreements referred to herein, (a) no other representation or inducement has been made to the Executive, (b) the Executive has relied on the Executive’s own judgment and investigation in executing this Agreement, and (c) the Executive has not relied on any representation or inducement made by any officer, director, manager, employee, equity holder or representative of any member of the Company Group or any of their respective Affiliates. To the extent there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any prior employment or consulting agreement, the terms and conditions of this Agreement shall control.
17. 409A Compliance.
(a)It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 17 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.
(b)Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a “specified employee” (as defined under Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first (1st) day of the seventh (7th) month following the Executive’s separation from service; and
(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first (1st) day of the seventh (7th) month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.
(c)If and to the extent required to comply with Section 409A, any payment or benefit required to be paid hereunder on account of termination of the Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Section 409A.
(d)Notwithstanding anything herein to the contrary or otherwise, to the extent necessary to avoid taxes and penalties under Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the

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amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(e)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(f)Any “nonqualified deferred compensation” subject to Section 409A of the Code payable under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code
18.[Intentionally Omitted].
19.Executive’s Compliance with other Agreements. The Executive represents and warrants that (a) the execution of this Agreement by the Executive and the Executive’s performance of the Executive’s obligations hereunder does not constitute (with or without notice or lapse of time or both) a default, breach or violation of any contract, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including any contract with any present or former employer, and (b) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against the Executive in accordance with its terms, except as such enforcement may be limited by bankruptcy, general principles of equity or other laws affecting creditors or debtors rights generally. All representations and warranties contained herein will survive the execution and delivery of this Agreement.
20.No Rule of Construction. The Parties, each represented by legal counsel in negotiating this Agreement’s terms, have participated jointly in the negotiation of this Agreement and hereby agree that this Agreement shall be construed to be neither against nor in favor of any Party based upon any Party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof. The Executive hereby acknowledges and agrees that the Executive (a) carefully read and understands all of the provisions of this Agreement and the Schedules and Exhibits attached hereto and thereto, and has had the opportunity for this Agreement and the Schedules and Exhibits attached hereto and thereto to be reviewed by the Executive’s counsel, and (b) is voluntarily entering into this Agreement, including the Schedules and Exhibits attached hereto and thereto. All references in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to”. The Section headings contained herein are for convenient reference only and shall not affect the meaning or interpretation of this Agreement.
21.Definitions. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below:
(a)“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract, agreement or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
(b)“Business” means the management of community-based oncology practices.
(c)“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Los Angeles, California.

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(d)“Cause” means if the Executive is discharged by the Company on account of the occurrence of one or more of the following events: (i) the Executive breaches any of the Restrictive Covenants or the Executive’s employment pursuant to this Agreement is in breach of a restrictive covenant between Executive and any other Person, (ii) the Executive disregards or violates the Executive’s duties, covenants or agreements under this Agreement (including Section 2) in any material respect, (iii) any member of the Company Group is directed by a regulatory or governmental body to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material and adverse effect on any member of the Company Group, (iv) (A) the commission by the Executive of a felony crime or (B) the Executive has been convicted of or pled guilty or no contest to any crime involving as a material element fraud or dishonesty, (v) the willful misconduct or gross neglect of the Executive that results, or could reasonably be expected to result, in harm (or be adverse) to the Company, any member of the Company Group or any of their respective businesses or operations, (vi) the Executive commits an act of fraud, theft, misappropriation, gross negligence or dishonesty, or embezzlement or misuse of funds or assets belonging to the Company, any member of the Company Group, or any other Person, (vii) the breach by the Executive of any fiduciary duty (including usurping a corporate opportunity, or a duty of loyalty) owed to the Company or any other member of the Company Group or any of their respective equity holders, including obtaining any personal profit or gain not disclosed in advance to, and approved by, the Board in connection with any transaction entered into by, or on behalf of, or in relation to, any member of the Company Group, (viii) the Executive commits any harassment, discrimination, act of serious moral turpitude or similar conduct, or (ix) the Executive uses illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with the Executive’s duties hereunder, which could reasonably be expected to, or which does, cause any member of the Company Group public disgrace or disrepute or economic harm. Under no circumstances will the Company’s decision not to extend the Initial Term, or any subsequent Renewal Term, be considered to be termination without “Cause” under this Agreement.
(e)“Good Reason” means (i) a material breach of any of the provisions of this Agreement, or (ii) greater than a 20% reduction of the Executive’s Base Salary. In no event will the Company’s decision not to extend the Initial Term, or any subsequent Renewal Term, be considered Good Reason” under this Agreement..
(f) “Person” means any individual, partnership, a limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or a governmental body.
(g)“Restricted Territory” means any state in which the Company Group conducts the Business, or is in active development to conduct the Business, during the Employment Period.
22.[Intentionally Omitted].
23.[Intentionally Omitted].
24.Third-Party Beneficiaries. This Agreement is for the benefit of the Parties and each member of the Company Group and their respective successors, permitted assigns, and Affiliates (for enforcement purposes only with respect to such Affiliates) and this Agreement shall be enforceable by any such Person.
25. 280G. Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and the Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code. In the event the Payments are reduced under this Section 25, such Payments shall be reduced as follows: (a) first, cash payments, in reverse chronological order, (b) next, payment or reimbursement of medical premiums incurred pursuant to an election to continue medical coverage under Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA and (c) last, accelerated vesting of unvested equity awards, if applicable. All determinations required to be made under this Section 25, including whether a

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payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by an accounting firm selected by the Company, using reasonable good faith assumptions.
26.Indemnification. The Executive shall be entitled to indemnification from the Company as provided in the Company’s By-laws, Articles of Incorporation and the Indemnification Agreement attached as Exhibit B hereto.
27.Costs and Expenses. Each Party shall bear its own costs and expenses, including the costs and expenses of its own attorneys, accountants and financial advisors representing it in connection with the negotiation and preparation of this Agreement.

28.WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION OR DEFENSE BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES OR THE CESSATION OF SUCH RELATIONSHIP.

[Signature Pages Follow]

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    IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the day and year first above written.
COMPANY:

TOI MANAGEMENT, LLC

By: /s/Mark Hueppelsheuser __________________

Name: Mark Hueppelsheuser_____________________

Title: General Counsel_________________________

EXECUTIVE:

MIHIR SHAH

By: /s/ Mihir Shah___________________________

Name: Mihir Shah_____________________________

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EXHIBIT A
RELEASE OF CLAIMS AGREEMENT
This RELEASE OF CLAIMS AGREEMENT (the “Release”) is executed on [_________] [___], 20[__], by and among the undersigned (the “Releasor”), and TOI Management, LLC, a Delaware limited liability company (together with its direct and indirect subsidiaries, the “Company”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such term in the Employment Agreement (as defined below).
WITNESSETH:
WHEREAS, the Company and the Releasor are parties to that certain Employment Agreement, dated [_________] [___], 20[__] (the “Employment Agreement”);
WHEREAS, pursuant to Section 5(a) and Section 5(b) of the Employment Agreement, the execution and delivery by the Releasor of this Release is a condition precedent to the payment of the Severance Payments; and
WHEREAS, the Releasor has made an independent, voluntary and informed decision that the transactions contemplated by this Release are in the Releasor’s best interests.
NOW, THEREFORE, in consideration of the mutual promises and covenants between the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the recitals set forth above, the Releasor agrees as follows:
1.    Release. The Releasor makes this Release on behalf of the Releasor and the Releasor’s successors, assigns, heirs, beneficiaries, executors, administrators, creditors, representatives, agents and Affiliates (the “Releasing Parties”). The Release is given to the Company and its parents, subsidiaries, Affiliates, partners, and each of their predecessors, successors, and assigns and each and all of their respective past, present or future members, officers, directors, equity holders, trustees, representatives, employees, principals, agents, insurers, partners, lenders, attorneys, and other advisors; and any employee benefit plan established or maintained by the foregoing entities and their plan administrators (collectively, the “Released Parties”). In consideration of the promises and covenants set forth herein and in the Employment Agreement, Releasor hereby fully, finally and irrevocably releases, acquits and forever discharges the Released Parties forever and unconditionally of and from any and all commitments, actions, debts, sums of money, claims, counterclaims, suits, causes of action, damages, penalties, demands, liabilities, obligations, costs, expenses, contracts, covenants, controversies, agreements, promises, judgments and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, existing or claimed to exist, which such Releasing Parties, or any of them, had, has or may have had at any time arising from the beginning of time through the date Releasor signs this Release, against the Released Parties, or any of them, including those relating to or arising out of or from the Employment Agreement or the Releasor’s service as an employee, officer and/or director of the Company and the Releasor’s termination of employment thereof (the “Claims”). The Claims include Claims for (a) the payment of Base Salary; Bonus; employee benefits; lost wages or benefits; any other compensation or benefits; compensatory damages; punitive damages; penalties; attorneys’ fees or costs; equitable relief; or any other form of damages or relief; (b) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, or other protected classification under the federal, state, municipal, or local laws of employment, including those arising under the common law, and any alleged violation of the Age Discrimination and Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1991, Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, or the Worker Adjustment and Retraining Notification Act, all as amended, and any other law; (c) wrongful termination, back pay, or future wage loss; (d) any other claim, whether in tort, contract or otherwise; and/or (e) any claim for costs, fees or other expenses, including attorneys’ fees. Nothing herein shall be deemed to release the Released Parties or any of them hereunder from and the term “Claim” shall exclude (i) any claims or
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other rights that either Party may have arising from a breach by the other Party of its obligations set forth in this Release, (ii) any claim, right or remedy of any of the Releasing Parties under, related to, arising out of or in connection with the provisions of the Employment Agreement that survive the termination of the Releasor’s employment, or any of the Released Parties’ obligations under any such agreements in this subsection (ii), (iii) the Company’s obligations to make the Severance Payments set forth in the Employment Agreement or to provide benefits under any other plan of the Company, or (iii) any claims or rights that cannot be waived or released as a matter of law.
2.    Release of Unknown Claims. The Releasor represents that the Releasor is not aware of any claims other than the claims that are released by this Agreement. The Releasor expressly acknowledges and agrees that the releases herein are general in nature and as broad as may be granted under applicable law, and that this Agreement fully and finally settles and forever resolves all of the claims released hereby, even those which are unknown, unanticipated or unsuspected. Upon the advice of legal counsel, the Releasor hereto hereby acknowledges that the Releasor understands, and expressly waives, all benefits and protections under Section 1542 of the Civil Code of California, as well as under any other statutes, legal decisions or common law principles of similar effect to the extent that such benefits or protections may contravene the provisions of this Agreement. Section 1542 of the Civil Code of California states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasor hereto acknowledges that the foregoing waiver was separately bargained for and is a key element and material term of this Agreement.
3.    Representations. Except as set forth on Schedule 1 attached hereto, the Releasor represents and warrants that the Releasor (a) has not filed, and there is not pending with any governmental agency or, any state or federal court, or any other forum, any charge or Claim against any of the Released Parties, and (b) is not aware of any facts that could give rise to a charge or Claim against any of the Released Parties.
4.    No Assignment of Claims. The Releasor hereby represents to the Released Parties that the Releasor (a) is the sole owner of the Claims, (b) has not assigned any Claims or possible Claims against any Released Party, (c) fully intends to release all Claims against the Released Parties, including unknown and contingent Claims, (d) has the full right and power to grant, execute, and deliver the full and complete releases, undertakings, and agreements herein contained, and (e) has consulted with counsel with respect to the execution and delivery of this Release and has been fully apprised of the consequences hereof.
5.    Covenant Not to Sue. The Releasor covenants and agrees not to institute, or to authorize any person on behalf of the Releasor to institute, any action or proceeding against any of the Released Parties with respect to the released Claims. The Releasor understands that nothing contained in this Agreement limits Releasor’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively, the “Government Agencies”). However, the Releasor also understands that the Releasor is waiving Releasor’s right to recover monetary damages or other individual relief in connection with any such charge, but not Releasor’s right to receive an award pursuant to any whistleblower provisions for information provided to any Government Agencies, consistent with applicable law. The Releasor further understands that this Agreement does not limit Releasor’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

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6.    Remedies. Subject to Section 7, the Releasor understands and agrees that, if the Releasor violates any of the commitments made in this Release, the Company may seek to recover the Severance Payments and the Releasor agrees to pay the actual attorney’s fees and expenses incurred by the Released Parties in enforcing this Release or in defending a released Claim. However, nothing herein shall affect the Company’s rights to seek restitution, recoupment or setoff or any other remedy in connection with any challenge related to the validity of the release under ADEA.
7.    ADEA Rights. In compliance with the Releasor’s statutorily protected rights under the ADEA, no penalty, condition precedent (including any requirement that the Releasor tender back the Severance Payments) or other limitation shall be imposed if the Releasor challenges the waiver of rights under Section 1 or covenant not to sue pursuant to Section 5 under the ADEA on the grounds that the waiver or covenant not to sue was not made knowingly and voluntarily. This Section 7 shall apply notwithstanding any other provision in the Release. The Releasor hereby acknowledges that the Company has informed the Releasor that the Releasor has up to twenty-one (21) days to sign this Release and the Releasor may knowingly and voluntarily waive all or any part of that twenty-one (21) day period by signing this Release earlier. The Releasor also understands that the Releasor shall have seven (7) days following the date on which the Releasor signs this Release within which to revoke it by providing a written notice of the Releasor’s revocation to the Company at the following address: [___________________]. If this Release is not revoked during that seven (7) day period, it shall become final and binding.
8.    Adequacy of Information. The Releasor hereby represents and warrants that the Releasor has access to adequate information regarding the scope and effect of the release set forth herein, and all other matters encompassed by this Release, to make a voluntary, informed, and knowledgeable decision with regard to entering into this Release. The Releasor further represents and warrants that the Releasor has not relied upon the Company in deciding to enter into this Release and has instead made the Releasor’s own independent analysis and decision to enter into this Release. The Company has advised, and hereby advises, the Releasor to consult an attorney prior to executing this Release which contains a general release and waiver.
9.    Sufficiency of Consideration. The Releasor acknowledges and agrees that the obligations of the Released Parties pursuant to the Employment Agreement and the covenants contained therein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.
10.    Law Governing; Dispute Resolution. The Releasor and the Company, each represented by legal counsel in drafting and negotiating this Release, agree that this Release, and all claims and disputes arising in connection with this Release, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof. Any claim or dispute arising out of or relating to this Release, or the negotiation, breach, termination, performance or validity hereof or the transactions contemplated hereby, shall be resolved solely and exclusively in accordance with the terms of the Employment Agreement.
11.    Interpretation. Each Party has been represented by counsel in connection with this Release and each provision of this Release shall be interpreted and construed as if it were equally and jointly drafted by the Parties.
12.    Severability. Subject to Section 7, if any term or other provision of this Release is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, the Company may elect to enforce the remainder of the Release or cancel it and seek to recover any consideration paid to the Releasor if the Releasor has violated this Release.
13.    Counterparts and Facsimile Signatures. This Release may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (.PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that facsimile or electronically transmitted
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signatures of this Release shall be deemed to be originals. Counterpart signatures need not be on the same page.
14.    Entire Agreement. This Release and the Employment Agreement contain the entire understanding and agreement between and among the Parties with respect to the subject matter hereof.
[Signatures on Next Page]

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IN WITNESS WHEREOF, the Parties have made and entered into this Release of Claims Agreement the date first hereinabove set forth.
COMPANY:
TOI MANAGEMENT, LLC.

By: _______________________________________

Name: _______________________________________

Title: _______________________________________

RELEASOR:

MIHIR SHAH

By: _______________________________________

Name: _______________________________________

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Schedule 1
[TO BE UPDATED/PROVIDED ON EFFECTIVE/EXECUTION DATE OF THE RELEASE]

EXHIBIT B
FORM OF INDEMNIFICATION AGREEMENT
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INDEMNIFICATION AND ADVANCEMENT AGREEMENT
This Indemnification and Advancement Agreement (“Agreement”) is made as of April 4, 2022 by and between The Oncology Institute, Inc., a Delaware corporation (the “Company”), and Mihir Shah, an officer of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement.
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Bylaws, Certificate of Incorporation, and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification and advancement of expenses;
WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses may increase the difficulty of attracting and retaining such persons;
WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws, Certificate of Incorporation and any resolutions adopted pursuant thereto, and is not a substitute therefor, nor diminishes or abrogates any rights of Indemnitee thereunder; and

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WHEREAS, Indemnitee does not regard the protection available under the Bylaws, Certificate of Incorporation, DGCL and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses.
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1.Services to the Company. Indemnitee agrees to serve as an officer of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.
Section 2.Definitions. As used in this Agreement:
(a)“Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.
(b)A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:
i.Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;
ii.Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;
iii.Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

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iv.Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and
v.Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.
vi.For purposes of this Section 2(b), the following terms have the following meanings:
1“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
3“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.
(c) “Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary, or Agent of the Company or an Enterprise.
(d)“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(e)“Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent.
(f)“Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights

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under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(g)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
(h)The term “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.
Section 3.Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful.
Section 4.Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Delaware Court of Chancery or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

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Section 5.Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.
Section 6.Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate.
Section 7.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
Section 8.Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law (including but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to indemnify its officers and directors) if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).
Section 9.Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification payment to Indemnitee in connection with any Proceeding:
(a)for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b) and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or
(b)for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 15(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including

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but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or
(c)initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.
Section 10.Advances of Expenses.
(a)The Company will advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. The Company will advance the Expenses within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.
(b)Advances will be unsecured and interest free. Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.
Section 11.Procedure for Notification of Claim for Indemnification or Advancement.
(a)Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.
(b)The Company will be entitled to participate in the Proceeding at its own expense.
Section 12.Procedure Upon Application for Indemnification.

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(a)Unless a Change of Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:
i.by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
ii.by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
iii. if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or
iv.if so directed by the Board, by the stockholders of the Company.
(b)If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board)
(c) The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either the Company or Indemnitee may petition the Delaware Court for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(d)Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

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(e)If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within thirty (30) days after such determination.
Section 13.Presumptions and Effect of Certain Proceedings.
(a)In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(b)If the determination of the Indemnitee’s entitlement to indemnification has not made pursuant to Section 12 within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period may be extended an additional fifteen (15) days if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a)(iv) of this Agreement.
(c)The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(d)For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or on information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best

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interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 13(d) is not exclusive and does not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(e)The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.
Section 14.Remedies of Indemnitee.
(a)Indemnitee may commence litigation against the Company in the Delaware Court of Chancery to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) the Company does not indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 of this Agreement within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Indemnitee must commence such Proceeding seeking an adjudication or an award in arbitration within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
(b)If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14 the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.
(c)If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable

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and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.
(e)It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with any action concerning this Agreement, Indemnitee’s right to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court determines that each of the Indemnitee’s claims in such action were made in bad faith or were frivolous or are prohibited by law.
Section 15.Non-exclusivity; Survival of Rights; Insurance; Subrogation.
(a)The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws, Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.
(b)The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to the Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 15 with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.
i.The Company hereby acknowledges and agrees:
1)the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;
2) the Company is primarily liable for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;

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3)any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the obligations of the Company’s obligations;
4)the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person; and
ii.the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.
iii.In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance of Expenses to any other Person with whom or which Indemnitee may be associated.
iv.Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.
(c)To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.
(d)The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification

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and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise.
(e)In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
Section 16.Duration of Agreement. This Agreement continues until and terminates upon the later of: (a) ten (10) years after the date that Indemnitee ceases to have a Corporate Status or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise, and inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.
Section 17.Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.
Section 18.Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Certificate of Incorporation, the Bylaws, vote of the Company stockholders or disinterested directors, or applicable law.
Section 19.Enforcement.
(a)The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.

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(b)This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
Section 20.Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.
Section 21.Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.
Section 22.Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:
(a)If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.
(b)If to the Company to:
Name: The Oncology Institute, Inc.
Address: 1800 Studebaker Rd., Suite 800
Cerritos, CA 90703

Attention: Mark Hueppelsheuser, General Counsel
Email: markhueppelsheuser@theoncologyinstitute.com

or to any other address as may have been furnished to Indemnitee by the Company.
Section 23.Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
Section 24.Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) of this

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Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Delaware Court of Chancery and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
Section 25.Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
Section 26.Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.
COMPANY.                        INDEMNITEE

By:/s/Mark Hueppelsheuser                /s/Mihir Shah
Name:    Mark Hueppelsheuser                Name: Mihir Shah
Office:     General Counsel                Address:

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